N-SAR Ques. 77Q1B: Exhibit 3

The following are additions to the Charter of Bancroft Convertible
Fund, Inc.

NOMINATING AND ADMINISTRATION COMMITTEE
CHARTER

Nominating and Administration Committee Membership

The Nominating and Administration Committee shall be composed entirely of independent directors.

Board Nominations and Functions

1.	The Committee shall make nominations for independent director membership on the Board of Directors. The Committee shall evaluate candidates' qualifications for Board membership and their independence from the Funds' investment adviser and other principal service providers. Persons selected must be independent in terms of both the letter and the spirit of the Investment Company Act of 1940. The Committee shall also consider the effect of any relationships beyond those delineated in the 1940 Act that might impair independence, e.g., business, financial or family relationships with managers or service providers. If members of the Committee do not unanimously agree to nominate an incumbent independent director for re-election to the Board of Directors, the Committee shall submit the issue of nomination of such person for re-election to the independent directors as a group.

2.	The Committee shall periodically review Board governance
procedures and shall recommend any appropriate changes to the full Board of Directors.

3.	The Committee shall periodically review the composition of the
Board of Directors to determine whether it may be appropriate to add individuals with different backgrounds or skill sets from those already on the Board.

4.	The Committee shall periodically review director compensation and shall recommend any appropriate changes to the independent directors as a group.

Committee Nominations and Functions

1.	The Committee shall make nominations for membership on all
committees and shall review committee assignments at least annually.

2.	The Committee shall review as necessary the responsibilities of any committees of the Board, whether there is a continuing need for each committee, whether there is a need for additional committees of the Board, and whether committees should be combined or reorganized. The Committee shall make recommendations for any such action to the full Board.

Other Powers and Responsibilities

1.	The Committee shall monitor the performance of legal counsel employed by the Funds and the independent directors, and shall be responsible for the supervision of counsel for the independent directors.

2.	The Committee shall have the resources and authority appropriate to discharge its responsibilities, including authority to retain special counsel and other experts or consultants at the expense of the appropriate Fund(s).

3. The Committee shall review this Charter at least annually and recommend any changes to the full Board of Directors.

AUDIT COMMITTEE CHARTER

1.	The Audit Committee shall be composed entirely of independent directors.

2.	The purposes of the Audit Committee are:

(a)	to oversee the Funds' accounting and financial reporting
policies and practices, its internal controls and, as appropriate, the internal controls of certain service providers;

(b)	to oversee the quality and objectivity of the Funds'
financial statements and the independent audit thereof; and

(c)	to act as a liaison between the Funds' independent auditors
and the full Board of Directors.

The function of the Audit Committee is oversight; it is management's responsibility to maintain appropriate systems for accounting and internal control, and the auditor's responsibility to plan and carry out a proper audit.

3.	To carry out its purposes, the Audit Committee shall have the following duties and powers:

(a)	to recommend the selection, retention or termination of
auditors and, in connection therewith, to evaluate the independence of the auditors, including whether the auditors provide any consulting services to the manager, and to receive the auditors' specific representations as to their independence;

(b)	to meet with the Funds' independent auditors, including
private meetings, as necessary (i) to review the arrangements for and scope of the annual audit and any special audits; (ii) to discuss any matters of concern relating to the Funds' financial statements, including any adjustments to such statements recommended by the auditors, or other results of said audit(s); (iii) to consider the auditors' comments with respect to the Funds' financial policies, procedures and internal accounting controls and management's responses thereto; and (iv) to review the form of opinion the auditors propose to render to the Board and shareholders;

(c)	to consider the effect upon the Funds of any changes in
accounting principles or practices proposed by management or the auditors;

(d)	to review the fees charged by the auditors for audit and
non-audit services;

(e)	to investigate improprieties or suspected improprieties in
fund operations; and

(f)	to report its activities to the full Board on a regular basis and to make such recommendations with respect to the above and other matters as the Committee may deem necessary or appropriate.

4.	The Committee shall meet on a regular basis and is empowered to hold special meetings as circumstances require.

5.	The Committee shall regularly meet with the Treasurer of the
Funds.

6.	The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to retain special counsel and other experts or consultants at the expense of the appropriate Fund(s).

7.	The Committee shall review this Charter at least annually and recommend any changes to the full Board of Directors.


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